EXHIBIT 99.1

Vince Holding Corp. Reports First Quarter 2016 Results

NEW YORK, New York – June 7, 2016 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today reported unaudited results for the first quarter of fiscal 2016 ended April 30, 2016.

For the first quarter ended April 30, 2016:

•

Net sales increased 13.0% to $67.6 million from $59.8 million in the first quarter of fiscal 2015.  Wholesale segment sales increased 16.9% to $44.8 million and direct-to-consumer segment sales increased 6.1% to $22.9 million over the first quarter of fiscal 2015. Comparable sales decreased 12.3%, including e-commerce sales, which was in line with expectations, due to the planned reduction in promotional activity and inventory levels.

•

Gross profit was $28.3 million, or 41.8% of net sales. This compares to gross profit of $30.7 million, or 51.4% of net sales, in the first quarter of fiscal 2015.  The decrease in gross profit rate was primarily attributable to a change in product mix and continued strategic investments.

•

Selling, general, and administrative expenses were $31.8 million, or 47.0% of sales compared to $25.6 million, or 42.9% of sales, in the first quarter of fiscal 2015. The increase in SG&A dollars for the first quarter of Fiscal 2016 includes continued store and strategic investments made to support the Company’s long term goals.

•	Operating loss was $3.5 million, compared to operating income of $5.1 million for the first quarter of fiscal 2015.
•	Net loss was $1.9 million, or $0.05 per share, compared to net income of $2.5 million, or $0.06 per diluted share, for the first quarter of fiscal 2015.
•	The Company opened three new stores, ending the first quarter with 51 company-operated stores.

Brendan Hoffman, Chief Executive Officer, commented, “Our first quarter results came in largely as expected, despite the difficult retail environment, and we remain on track to meet our expectations for the year. We are excited about the August debut of our Fall Women’s Collection given the highly favorable response we received from our wholesale partners during the preview. This will be the first collection developed by our founders since they returned to the Company as consultants. Overall, we will continue to move forward with strategic actions and investments that support recapturing the Vince DNA as we strive to position the Company for improved results in the second half of Fiscal 2016 and for long-term profitable growth.”

Balance Sheet

The Company’s debt decreased by $15.0 million to $45.0 million during the first quarter of fiscal 2016. During the first quarter, the Company issued 11,818,181 additional shares of common stock, raising gross proceeds of $65 million, as a result of its completed non-transferable rights offering.  Portions of the proceeds from the rights offering were used to repay $22.3 million due under the Tax Receivable Agreement with an affiliate of Sun Capital Partners, Inc. as well as to repay $20 million of debt under the Company’s Revolving Credit Facility. The Company had availability under its Revolving Credit Facility of $43.7 million as of April 30, 2016.

Inventory at the end of the first quarter of fiscal 2016 was $23.4 million compared to $41.2 million at the end of the first quarter of fiscal 2015. The year-over-year inventory decline was primarily due to better inventory management.

Capital expenditures for the first quarter of fiscal 2016 totaled $3.7 million, primarily attributable to new stores and IT migration costs.

2016 Outlook

For fiscal 2016, the Company expects:

•

Total net sales between $290 million and $305 million, including revenues from six new retail stores and comparable sales growth inclusive of ecommerce sales in the flat to low-single digit range. The Company expects sales to decrease in the mid- to high-single digit range for the first half of the year and to be flat or increase in the mid-single digit range in the second half of the year as compared to the same prior year periods;

•	Gross margin of approximately 47%;
•	SG&A to be between $131 million and $133 million;
•	Interest expense of approximately $4 million;
•

Diluted EPS of $0.00 to $0.06. The company expects net loss per share to be in the high-single digit to low-teen’s range in the first half of the year due to higher SG&A growth as the result of continued store and strategic investments in early fiscal 2016 and the annualization of store openings and strategic investments made in fiscal 2015. Note that the EPS guidance reflects a share count of approximately 46.4 million, which includes the impact of 11.8 million shares issued in connection with the rights offering; and

•	Capital expenditures between $10 million and $12 million.

2016 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 7, 2016, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, David Stefko. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business or financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168 conference ID 19247965. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women's and men's apparel, women's and men's footwear, and handbags. Vince products are sold in prestige distribution worldwide, including over 2,400 distribution locations across 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company has 38 company-operated full-price retail stores, 14 company-operated outlet stores and its e-commerce site, VINCE.com. Please visit www.VINCE.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended
	April 30,	May 2,
	2016	2015
Net sales	$67,645	$59,842
Cost of products sold	39,387	29,101
Gross profit	28,258	30,741
as a % of net sales	41.8%	51.4%
Selling, general and administrative expenses	31,806	25,640
as a % of net sales	47.0%	42.9%
(Loss) Income from operations	(3,548)	5,101
as a % of net sales	(5.2)%	8.5%
Interest expense, net	881	1,316
Other expense, net	160	141
(Loss) Income before income taxes	(4,589)	3,644
(Benefit) Provision for income taxes	(2,665)	1,190
Net (Loss) Income	$(1,924)	$2,454
(Loss) Earnings per share:
Basic (loss) earnings per share	$(0.05)	$0.07
Diluted (loss) earnings per share	$(0.05)	$0.06
Weighted average shares outstanding:
Basic	38,002,774	36,753,114
Diluted	38,002,774	37,971,612

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	April 30,	January 30,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,563	$6,230
Trade receivables, net	17,152	9,400
Inventories, net	23,367	36,576
Prepaid expenses and other current assets	10,863	8,027
Total current assets	72,945	60,233
Property, plant and equipment, net	39,836	37,769
Intangible assets, net	108,896	109,046
Goodwill	63,746	63,746
Deferred income taxes and other assets	94,830	92,774
Total assets	$380,253	$363,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,956	$28,719
Accrued salaries and employee benefits	2,358	5,755
Other accrued expenses	13,898	37,174
Total current liabilities	37,212	71,648
Long-term debt	42,613	57,615
Deferred rent	16,217	14,965
Other liabilities	140,854	140,838
Stockholders' equity	143,357	78,502
Total liabilities and stockholders' equity	$380,253	$363,568